Mariposa Technology

A one-of-a-kind, digital farming tool that will help revolutionize the world of agricultural testing beginning with industrial hemp.



Invest

$99 minimum investment

Deadline December 17, 2021
in a month

Share Price
$0.50

Total Raised
$88,860

Valuation
$4,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Mariposa Technology provides a cutting edge service to hemp farmers. Through the use of our handheld Raman spectrometer, our technology can provide hemp farmers with vital, analytical information about their crops. Once the data on a specific hemp variety is logged in our Raman spectroscopy database, farmers can optimize their harvest with unprecedented access to daily crop test readings.

PROBLEM

problem1



Iowa's Department of Agriculture reported that roughly 13% of Iowa farmers' hemp fields had to be fully or partially destroyed in 2020. According to Don Robison, seed administrator with the Office of Indiana State Chemists, nearly 20% of Indiana's hemp crop was destroyed last year due to high THC levels. Recently, an Oklahoma facility was forced to destroy an estimated $7-$10 million in hemp as THC levels were once again exceeding the legal limit.

Can you imagine making a significant investment of both **time** and **money** into cultivating a crop with dreams of guaranteed profits, only to be told *at harvest* that you have to burn it all to the ground?

The legal limit of total-THC in hemp is 0.3% (3/10 of 1%) and any amount over that limit requires the crop to be **destroyed**. For the tens of thousands of hemp farmers in the U.S., this is the unfortunate reality for up to 25% of their crop each year. This is happening in every state across the country, to large and small farmers alike.

Pain points in the hemp testing process include:

- Sample collection (handler) site visit fees
- Lab testing fee
- Lab result wait times
- Lost profit opportunity

problem2


LESS THAN
0.3% THC

> “Many hemp growers are consistently stressed out about the level of THC and whether their plants will test hot or not”
>
> *- Roger Brown, Co-founder & President ACS Laboratory*

SOLUTION

solution1



Raman Spectroscopy

The Raman Effect was originally discovered by renowned Indian physicist Sir Chandrasekhara Venkata Raman, who was awarded the Nobel prize in physics for his discovery. A Raman spectra provides a structural "finger print" of molecular composition by which molecules can be identified and studied.

Mariposa Technologies, through an exclusive agreement with AgriLife Research and the Kurouski Laboratory of **Texas A&M University**, has further developed a testing protocol utilized by an on-site, **handheld** Raman spectrometer that references an **AI database** for the testing of live hemp plants.

- Fully transferable
- $2,500 upfront cost + $250/acre
- Limited training time (20-30 minutes)
- Requires only a computer + internet
- Less prone to user error than other testing protocols
- Zero sample preparation required
- Results in 30-60 seconds
- Proven to work in other agricultural crops

Our proprietary algorithms continuously update our database with every additional scan performed, using **AI** to compete with other comparable solutions in the world of agriculture today.


READY

solution2

COMPETITORS

Orange Photonics LightLab

- $14,300 upfront + $5/test + $1,080 annual calibration fee
- Many hours of training
- Highly prone to user error
- Requires hours of sample preparation
- Requires solvents, chemicals, and other consumables
- Results in 10.5 minutes, post-preparation

competition1



Ionization Labs Cann-ID

- $7,500 upfront + $25/test + $2,500 monthly subscription fee
- Multiple days of training
- Highly prone to user error
- Requires hours of sample preparation
- Requires solvents, chemicals, and other consumables
- Results in 30 minutes, post-preparation



competition2

Mariposa Technology is working to deliver an **affordable, accurate, and easy-to-use** handheld device to farmers and growers, paired with our proprietary database to ensure crops are optimized and staying within the legal total-THC limits.

BUSINESS MODEL

SaaS/TaaS Subscription Model

Mariposa Technology plans to rent farmers a **self-operated digital farming tool**, requiring less than thirty minutes of training prior to use. Along with our tool rental, we plan to offer subscriptions to our digital database of reference test results. Farmers typically invest tens of thousands of dollars per acre on:

- Seeds
- Equipment
- Water
- Labor
- Lab testing

We can help protect those investments by providing the unprecedented ability to monitor the crop for an estimated **2%** of the farmer's overall costs. With 500,000+ acres of hemp licensed in 2020 alone, and our unique fee-per-acre pricing model, the potential revenue opportunity is immense - not only in the U.S. but around the globe.

We are also pursuing the opportunity to form strategic laboratory partnerships across the country. Partnerships will enable labs to offer new services to their existing customer base. Our proprietary database can be complementary to existing business models, allowing labs to stay on the cutting edge of testing technology.

> **“The global industrial hemp market is forecasted to be worth at least USD $12.98 billion by 2025.”**
>
> *- Market Data Forecast.*

—

MARKET

market1


Total licensed hemp acreage for 2020
WA
OR
ID
MT
ND
SD
WY
NV
UT
CA
CO
AZ
NM
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
DC
AK
HI
Less than 1,000 acres
1,000-10,000 acres
10,000-30,000 acres
More than 30,000 acres
USDA program
No state plan
Unknown

Hemp farming is quickly growing in popularity, not only in the U.S., but around the world. Farmers are turning to hemp to capitalize on the huge potential financial opportunity that is currently presented, and continually growing. Due to its commercial versatility - with thousands upon thousands of known uses - and its unmatched benefits as a rotational crop, hemp has been considered by many to be “the king of crops.”

Mariposa Technology provides an increasingly important service to assist hemp growers in complying with strict potency guidelines and basic quality standards.

- Grand View Research projects the market value for the **global hemp industry** to grow by **15.8%** between 2020-2027. Global revenues for **CBD** (derived from hemp) alone are projected to increase from $9.3 billion to $23.6 billion in 2025.


U.S. industrial hemp market size, by product, 2016 - 2027 (USD Million)
672.5
820.3
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
Seeds
Fiber
Shives
Source: www.grandviewresearch.com

market2

SUCCESS TO DATE

- Executed Agreement with **Texas A&M University,** Agrilife Research and Kurouski Labs to complete R&D.
- Initial scans at various hemp farms across the country has commenced.
- Contacted hundreds of hemp farmers across multiple states with visits being scheduled and data agreements underway.
- Assembled a diverse, committed founding team of scientists, executives, experts and advisors.
- Corporation built for IRS section 1202 Small Business Stock Gains Exclusion and resaleable Louisiana Angel Investor tax credits of 35%.
- Located in an Opportunity Tax-Zone for additional tax advantages.
- Approved by the NSF for a SBIR Stage One non-dilutive grant application, worth up to $256,000 for the commercialization of our service.

PRESS

press1

Startup Closeup: Mariposa Technology looks to 'revolutionize' hemp industry

press2

Hemp Industry Innovation

press3

International Business Times: Texas A&M Partnering With Louisiana's Mariposa Technology

press4

Houston Chronicle Newspaper: Hemp Farmers Measuring THC and Crop Quality with New Digital Tool, Research Project Expanding

press5

Texas A&M Partnering With Louisiana's Mariposa Technology

press6

Texas A&M Partnering with Louisiana Based Mariposa Technology Announcing New Digital Tool Measuring THC Limits to Meet Mandatory Regulations

press7

In-field THC Test Results in 60 Seconds or Less

TEAM



John Roberts

Co-Founder

John is a graduate from Tulane University, earning a BA in History. A proven team leader with 20+ years experience developing diverse team members and guiding multiple teams to success. Managed teams which at times exceeded 100 co-workers, while developing supervisor and management talent internally. A strong leader who listens and works collaboratively with all team members.



Mickal Adler

Co-Founder

Mickal is an experienced Counsel and Manager with a history of leading teams, handling legal and executive functions, and with hands-on experience in product design and development, manufacturing and importing, retail, marketing and e-commerce. 1993 graduate from Tulane University Law School.



Michael Dalle Molle

COO

Michael is an entrepreneur, teacher, designer and small business advisor. Co-Founder of GoodWood, an award-winning design and fabrication firm specializing in commercial design + build, architectural millwork and fabrication, and custom furniture. An Adjunct Lecturer at Tulane University School of Architecture. 2013 Tulane University graduate.



Dr. James Guenther
CSO

Dr. Jim is a published research scientist with over 20 years of laboratory experience in plant biology, calcium signaling, and defense responses. He also served as the director for a National Science Foundation program in workforce development to train biotechnology technicians.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for Scientists & Data & Operations	$270,000	25.2%
Technical Research and Development	$312,570	29.2%
RS Devices	$335,000	31.3%
Travel to Farms/Growers	$22,000	2.1%
Professional Services	$56,500	5.3%
Rent	$21,500	2.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class C, under registration exemption 4(a)(6), in Mariposa Technology, Inc./LA. This offering must raise at least $10,000 by December 17, 2021 at 10:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Mariposa Technology may issue additional securities to raise up to $1,070,000, the offering's *maximum*.


$88,860 raised!
$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,140,000 shares
× $0.50 per share

$5,070,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on September 17, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

› LinkedIn

› Facebook

UPDATES

Nov 16, 2021	Are you in? Don't miss out on the opportunity...
Nov 3, 2021	News of a great initial hemp crop report from...
Oct 23, 2021	After sparking interest among school scientists...
Oct 15, 2021	Mariposa Technology would like to announce a...
Oct 4, 2021	Mariposa Technology is excited to announce our...
Sep 30, 2021	Great news! We'd like to announce Brett Long...
Sep 24, 2021	We're excited to be listed on Kingscrowd's New...
Sep 17, 2021	Primary offering of 2,140,000 shares at $0.50
Sep 17, 2021	Filed Form C

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